Exhibit 99.1

Dear Colleagues:

I hope you all had a wonderful Thanksgiving. My own Thanksgiving was especially notable, as I’ve gained a profound appreciation for some of the rapid advances being made in medicine in recent years.

On Veteran’s Day, November 11, I went in for a routine colonoscopy. The following day, I received a call from my doctor indicating that biopsies taken during the procedure indicated the presence of lymphoma, a non-hereditary form of cancer of the lymph system. I immediately made an appointment with an oncologist who informed me that the pathology report on the biopsies indicated the presence of a relatively rare form of non-Hodgkin’s lymphoma known as Mantle Cell Lymphoma. Until quite recently, Mantle Cell Lymphoma was essentially incurable, but enormous advances have been made over the past few years, and as recently as July of this year the FDA approved a gene therapy involving the use of a patient’s own T-cells which has shown to be highly effective in eradicating the cancerous cells and in a solid majority of cases producing complete remission even in patients who have relapsed or who are no longer responding to more established treatments.

In my quick research regarding Mantle Cell Lymphoma, I found that much of the literature is dated and offers a pretty gloomy prognosis. But I also learned that Dr. Michael Wang, who heads the Mantle Cell Lymphoma program at Houston’s MD Anderson Cancer Center—one of the premier cancer research hospitals in the world—is arguably the leading expert on this form of lymphoma, and that he also conducted the recent and very successful T-cell therapy trial which led to FDA approval for treatment. A week after my initial diagnosis—this past Monday—I met with Dr. Wang, and he told me he felt confident that I’m going to live a very long time. On Thanksgiving Day, I began the non-chemo targeted therapy treatments that are the initial protocol for battling this disease. It is not uncommon for this phase, which is not a cure, to eventually lead to relapse, which is then treated with the T-cell gene therapy that has shown great promise as a “knock-out” punch for this type of cancer.

I’m highly optimistic and upbeat about what my future holds. I expect to live for many additional years, and to be fully productive for a long time to come. But my schedule, particularly over the next two or three months, may be disrupted somewhat as I’ll be needing to attend to these medical needs, including frequent travel to Houston to meet with my doctors there. I take great comfort in the fact that we have a strong management team who can capably carry on during any of my brief absences. I’ve communicated this plan to our Board of Directors, and I’m very grateful for their full support.

This is a time of year when our thoughts tend toward the people and the things for which we’re most grateful. In my case, that includes my wife, Amanda, and my four great kids, and my extended family; my faith; the exceptional scientists and healthcare professionals and their teams who are making such amazing advances in treating once intractable diseases; and the great many friends and colleagues I have, including all of you whom I have the singular privilege of working with. I deeply appreciate your prayers and support.

Sincerely,

Harris H. Simmons
Chairman and CEO